FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


1.       Name and Address of Reporting Person

                  Allen H. Blake
                  600 James S. McDonnell Boulevard
                  Hazelwood, Missouri 63042

2.       Issuer Name and Ticker or Trading Symbol

                  First Preferred Capital Trust III.          FBNKM

3.       IRS or Social Security Number of Reporting Person (Voluntary)

4.       Statement for Month/Year:  November/2001

5.       If Amendment, Date of Original   (Month/Year)

         N/A

6.       Relationship of Reporting Person to Issuer
              (Check all applicable)

                    X   Director                          _______ 10% Owner
                  -----

                    X   Officer (give title below)        Other (Specify below)
                  -----

                           Administrative Trustee

7.       Individual or Joint/Group Filing (Check applicable line):

                     X   Form filed by One Reporting Person
                  ------

                  ______ Form filed by more than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1.       Title of Security:         Cumulative Trust Preferred Securities

2.       Transaction Date (Month/Day/Year): November 15, 2001

3.       Transaction Code             Code        P              V      N/A
                                             ---------             ----------

4.       Securities Acquired (A) or disposed of (D):          A

                       Amount:     1,000          Price:       $25.00

5.       Amount of Securities Beneficially Owned at End of Month:      1,000

6.       Ownership Form Direct (D) or Indirect (I):  D

7.       Nature of Indirect Beneficial Ownership:    N/A

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1.       Title of Derivative Security       N/A

2.       Conversion or Exercise Price of Derivative Security  N/A

3.       Transaction Date (Month/Day/Year): N/A

4.       Transaction Code  Code____ V_____  N/A

5.       Number of Derivative Securities Acquired (A)____ or Disposed of (D)____

                  N/A

6.       Date Exercisable and Expiration Date (Month/Day/Year)         N/A

         Date Exercisable ____________      Expiration Date ____________

                  N/A

7.       Title and Amount of Underlying Securities:  N/A

         Title ___________________  Amount or Number of Shares __________:  N/A

8.       Price of Derivative Security:               N/A

9.       Number of Derivative Securities Beneficially Owned at End of Month: N/A

10.      Ownership Form of Derivative Security Direct (D) or Indirect (i)    N/A

11.      Nature of Indirect Beneficial Ownership:    N/A

Explanation of Responses:


/s/ Allen H. Blake
------------------------------------
Signature of Reporting Person
Date:    December 3, 2001